UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2016

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

48 Wall Street - Suite 1100

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “Company,” “we,” “us,” and “our” refers to Tyme Technologies, Inc.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)  On April 27, 2016, Patrick LePore resigned from the Company’s board of directors (the “Board”).  The Company expects that the vacancy on the Board associated with this resignation will be filled by the election to our Board of Tommy G. Thompson at the next ensuing meeting of our Board.  Mr. Thompson currently serves as a Special Advisor to our Board.  Mr. Thompson’s biographical information is set forth below.

Tommy G. Thompson currently is the Chairman and Chief Executive Officer of Thompson Holdings, and former United States Health and Human Services (HHS) Secretary and four-term Governor of Wisconsin. Governor Thompson, through his work at Thompson Holdings, continues to develop innovative solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole. These efforts focus on improving the use of information technology in hospitals, clinics and doctors’ offices; promoting healthier lifestyles; strengthening and modernizing Medicare and Medicaid; and expanding the use of medical diplomacy around the world. From 2005 until 2009, Governor Thompson served as a senior advisor at the consulting firm Deloitte LLP and was the founding independent chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. From 2005 to early 2012, Governor Thompson served as a senior partner at the law firm of Akin, Gump, Strauss, Hauer, & Feld LLP. Governor Thompson served as Chairman of the Board of Directors of Logistics Health, Inc. from January 2011 to May 2011, and served as President from February 2005 to January 2011. He currently serves on the Board of Directors of the following public companies: Physicians Realty Trust and TherapeuticsMD, Inc., each as Chairman of the Board of Directors; and Centene Corporation, C.R. Bard, Inc., Cytori Therapeutics, Inc., and United Therapeutics Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: May 3, 2016	By:	/s/ Steve Hoffman
Steve Hoffman, Chief Executive Officer